LIVE NATION ENTERTAINMENT REPORTS FOURTH QUARTER AND FULL YEAR 2015 RESULTS

Full Year 2015 - A Record Year for Live Nation
•	Revenue Up 11% to $7.6 Billion at Constant Currency
•	AOI Up 11% to $616 Million at Constant Currency
•	Operating Income of $156 Million at Constant Currency
•	Adjusted EPS of ($0.06) at Constant Currency
•	Reported Revenue of $7.2 Billion, Operating Income of $131 Million, and EPS of ($0.33)
•	Live Nation Concerts Record Setting Year Growing Number of Concerts by 12% and Attendance by 8% to 63 Million
•	Ticketmaster Record Setting GTV Up 12% at Constant Currency; Processing a Record 530 Million Tickets Globally
•	Secondary GTV Up 34% at Constant Currency
•	Live Nation's Advertising Division AOI Up 15% at Constant Currency

LOS ANGELES – February 25, 2016 – Live Nation Entertainment (NYSE: LYV) today released financial results for the three and twelve months ended December 31, 2015.

2015 Record Year
2015 closed as a record year for Live Nation, driving financial and operating results. Revenue, adjusted operating income, or AOI, and free cash flow all grew 11% for the year, at constant currency, and we delivered record ticket volume of 530 million.
We continue to see the tremendous power of live events, with strong global consumer demand. Live is a truly unique entertainment form - it cannot be duplicated. It is elevated, not threatened by technology and is borderless. Fans around the world can now discover, follow, share and embrace artists, creating greater demand for live shows.
We believe the live business sector will continue to have strong growth for years to come as fans globally drive demand, artists are motivated to tour, and technology drives conversion.
Live Nation Concerts Deliver Record Year
Live Nation Concerts continued to grow its global market share, adding five million fans globally in 2015, for a total of over 63 million fans while promoting 25,000 concerts, up 12% from last year. We built on our global leadership position in every part of our business, with more fans in both North America and internationally and across our full portfolio of arenas, amphitheaters, festivals, theaters and clubs. The ongoing flow of new artists also continues to re-energize the business and in 2015, 13 of our top 20 selling artists were new from the previous year.
We see growth continuing into 2016, and through February 19th, ticket sales are up another 5% year-on-year, driven by 18% growth in amphitheaters and 47% growth in stadiums. We are confident we will again see strong growth in fan demand across our business this year.
Fans more than ever find the live experience, from club shows to stadiums, a top entertainment choice and the best way to celebrate their favorite artists and share the experience with other fans. This, combined with an ongoing shift of consumer spending towards experiences, is helping drive the structural increase in demand for concerts globally.
Live Nation's Advertising Division Drives Growth in 2015
Our high-margin advertising business grew 17% in 2015 at constant currency, increasing both onsite and online advertising as we built our global sponsor base by 20% to almost 900 brands. Onsite advertising drove the majority of our growth for the year, as we increased advertising per fan by 8% by continuing to develop new products for sponsors at our events, along with the benefit of high growth in our festivals.
We continued leveraging video content from our concerts, generating over 300 million views in 2015 on Live Nation web and mobile apps and through our distribution partners at Yahoo, Snapchat, YouTube and Apple.
We currently expect continued advertising AOI growth at historical levels in 2016, with over 60% of our budgeted advertising for the year already sold, and pacing ahead of last year at this time by double-digit levels.
Ticketmaster Delivers Record Year
For the fifth straight year, Ticketmaster grew its ticketing volume and gross transaction value, or GTV, with GTV up 12% at constant currency. Delivering $25 billion in GTV, Ticketmaster continues to be one of the top global e-commerce sites, operating in 22 countries.
In 2015, secondary ticketing continued to be a major focus, now operating in 13 countries and delivering 34% growth in GTV for the year to $1.2 billion, at constant currency. Fans have continued to say their main goal is simply to get a ticket to the show or game they want and as a result, integrated inventory conversion was 38% higher than primary only offerings.
As we focus on improving the fan buying experience, there continues to be a rapid shift to mobile devices as the preferred purchasing platform. As of the end of 2015, over 21 million fans have downloaded one of our apps, a 37% increase over last year. This drove a 20% increase in mobile ticket sales for the year to 21% of total tickets.
Entering 2016, the Ticketmaster marketplace is better positioned than ever as the ticketing leader in 16 countries. We have grown our client base each year over the past five years, and combining the primary and secondary marketplaces has substantially increased the inventory available to fans.

We have heavily invested in online and mobile products to increase visits to our sites and conversion. As a result, already in 2016 we have had three days selling over 900,000 tickets, placing them among the top 15 days of all time, setting us up to deliver robust growth in ticket sales for the year.
2016 Growth Drivers
As I have indicated, the key leading indicators for each of our businesses are up year-on-year into February, pointing to continued strong growth in 2016. We plan on holding more concerts for more fans in more countries than ever before. We expect to sell more advertising, both onsite and online. And through continued product innovation at Ticketmaster, we plan on selling more tickets and driving increased conversion.
Over the last three years, we have grown AOI by 34% and free cash flow by 45%(1); and, we expect Live Nation to continue delivering this level of growth that we have demonstrated over the last several years. We see the global live sector continuing to be very robust from a supply and demand perspective.
Live Nation continues to be the artist's number one choice for touring because we have an unparalleled live platform to service their concerts and drive ticket sales to their fans. Combining a growing global industry with Live Nation's ability to grow its leadership position, we expect to continue driving long-term value for our shareholders.
Michael Rapino

Photo Credits: U2 and Fleetwood Mac - Colleen Callahan, 5 Seconds of Summer - Wayne Posner, Luke Bryan - Getty Images

(1) After adjusting for $26M in tax refunds received in 2012.

The company will webcast a teleconference today at 5:00 p.m. Eastern Time to discuss its financial performance. Interested parties should visit the "Events & Webcasts" section of the company's website at investors.livenationentertainment.com to listen to the webcast. Supplemental statistical and financial information to be provided on the call, if any, will be available under the Reports section at the same link. A replay of the webcast will also be available on the Live Nation website.

About Live Nation Entertainment:
Live Nation Entertainment, Inc. (NYSE: LYV), or Live Nation, is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts, Live Nation Media & Sponsorship and Artist Nation Management. For additional information, visit investors.livenationentertainment.com.

Investor Contact: Maili Bergman 310.867.7143 IR@livenation.com	Media Contact: Carrie Davis 310.975.6941 CarrieDavis@livenation.com

FINANCIAL HIGHLIGHTS – 4th QUARTER
(unaudited; $ in millions)

	Q4 2015 Constant Currency	Q4 2014	Growth	Q4 2015 Reported
Revenue
Concerts	$1,133.2	$966.8	17%	$1,081.5
Ticketing	496.9	445.7	11%	477.6
Artist Nation	133.1	106.7	25%	131.7
Sponsorship & Advertising	76.9	69.4	11%	74.0
Other & Eliminations	(28.1)	(16.7)	(68%)	(28.0)
	$1,812.0	$1,571.9	15%	$1,736.8

Adjusted Operating Income (Loss)
Concerts	$(46.8)	$(66.7)	30%	$(49.9)
Ticketing	102.7	93.7	10%	97.8
Artist Nation	28.4	17.9	59%	28.3
Sponsorship & Advertising	50.5	50.3	—	48.4
Other & Eliminations	(0.4)	0.2	*	(0.4)
Corporate	(23.1)	(23.2)	—	(23.1)
	$111.3	$72.2	54%	$101.1

Operating Income (Loss)
Concerts	$(100.4)	$(218.8)	54%	$(101.6)
Ticketing	42.0	30.0	40%	38.4
Artist Nation	5.9	(18.9)	*	6.2
Sponsorship & Advertising	47.0	48.9	(4%)	44.8
Other & Eliminations	0.3	0.7	*	0.3
Corporate	(28.6)	(28.8)	1%	(28.6)
	$(33.8)	$(186.9)	82%	$(40.5)
* percentages are not meaningful

FINANCIAL HIGHLIGHTS – 12 MONTHS
(unaudited; $ in millions)

	12 Months 2015 Constant Currency	12 Months 2014	Growth	12 Months 2015 Reported
Revenue
Concerts	$5,225.6	$4,726.9	11%	$4,965.0
Ticketing	1,713.6	1,557.3	10%	1,639.6
Artist Nation	440.8	389.4	13%	434.2
Sponsorship & Advertising	351.9	300.3	17%	333.7
Other & Eliminations	(126.8)	(106.9)	(19%)	(126.8)
	$7,605.1	$6,867.0	11%	$7,245.7

Adjusted Operating Income (Loss)
Concerts	$68.6	$50.6	36%	$61.5
Ticketing	361.5	326.1	11%	346.5
Artist Nation	34.0	48.1	(29%)	33.2
Sponsorship & Advertising	244.7	213.4	15%	229.9
Other & Eliminations	(2.2)	(0.1)	*	(2.2)
Corporate	(90.9)	(83.2)	(9%)	(90.9)
	$615.7	$554.9	11%	$578.0

Operating Income (Loss)
Concerts	$(104.3)	$(190.5)	45%	$(105.3)
Ticketing	167.4	117.3	43%	158.2
Artist Nation	(28.6)	(22.8)	(25%)	(28.2)
Sponsorship & Advertising	233.1	207.7	12%	218.4
Other & Eliminations	(0.1)	1.9	*	(0.1)
Corporate	(111.6)	(106.4)	(5%)	(111.6)
	$155.9	$7.2	*	$131.4
* percentages are not meaningful

As of December 31, 2015, total cash and cash equivalents were $1.3 billion, which includes $549 million in ticketing client cash and $403 million in free cash. Event-related deferred revenue was up 19% to $553 million as of December 31, 2015, compared to $464 million as of the same date in 2014. Free cash flow was $10 million for the fourth quarter of 2015 as compared to $9 million in the fourth quarter of 2014, and $335 million, up 2%, for the full year 2015 versus $327 million for 2014, all on a reported basis.

KEY OPERATING METRICS

	Year Ended December 31,
	2015	2014	2013
Concerts (1)
Estimated events:
North America	16,854	15,948	15,580
International	8,665	6,853	7,270
Total estimated events	25,519	22,801	22,850
Estimated fans (rounded):
North America	43,753,000	40,092,000	37,954,000
International	19,704,000	18,485,000	21,527,000
Total estimated fans	63,457,000	58,577,000	59,481,000
Ticketing
Number of tickets sold (in thousands) (2)	160,476	153,744	148,852

(1)
Events generally represent a single performance by an artist. Fans generally represent the number of people who attended an event. Festivals are counted as one event in the quarter in which the festival begins, but number of fans is based on the days the fans were present at the festival and thus can be reported in multiple quarters. Events and fan attendance metrics are estimated each quarter.

(2)
The number of tickets sold includes primary tickets only. This metric includes tickets sold during the period regardless of event timing except for our promoted events in our owned or operated venues and in certain European territories where these tickets are reported as the events occur. The total number of tickets sold reported above for 2015, 2014 and 2013 excludes approximately 297 million, 300 million and 301 million, respectively, of tickets sold using our Ticketmaster systems, through season seat packages and our venue clients’ box offices, for which we do not receive a fee.

Reconciliation of Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)
Reconciliation of Adjusted Operating Income (Loss) to Free Cash Flow

($ in millions)		Q4 2015	Q4 2014
Adjusted operating income		$101.1	$72.2
Less: Cash interest expense — net		(24.8)	(23.2)
Cash taxes		(14.8)	(3.2)
Maintenance capital expenditures		(34.6)	(23.8)
Distributions to noncontrolling interests		(16.8)	(8.5)
Distributions from (contributions to) investments in nonconsolidated affiliates		0.0	(4.2)
Free cash flow		$10.1	$9.3
Revenue generating capital expenditures		(15.6)	(20.9)
Net		$(5.5)	$(11.6)

($ in millions)	12 Months 2015 Constant Currency	12 Months 2015 Reported	12 Months 2014
Adjusted operating income	$615.7	$578.1	$554.9
Less: Cash interest expense — net	(92.7)	(92.6)	(89.3)
Cash taxes	(50.5)	(44.3)	(41.5)
Maintenance capital expenditures	(81.9)	(79.0)	(60.3)
Distributions to noncontrolling interests	(32.3)	(30.6)	(32.4)
Distributions from (contributions to) investments in nonconsolidated affiliates	3.3	3.3	(4.4)
Free cash flow	$361.6	$334.9	$327.0
Revenue generating capital expenditures	(66.4)	(65.7)	(73.5)
Net	$295.2	$269.2	$253.5

Reconciliation of Cash and Cash Equivalents to Free Cash

($ in millions)	December 31, 2015
Cash and cash equivalents	$1,303.1
Client cash	(549.0)
Deferred revenue — event-related	(553.0)
Accrued artist fees	(23.1)
Collections on behalf of others	(32.1)
Prepaids related to artist settlements/events	256.8
Free cash	$402.7

Reconciliation of Adjusted EPS to Basic Net Income per Common Share Available to Common Stockholders of Live Nation

($ in millions except share and per share data)	Q4 2015	Q4 2014	12 months 2015	12 months 2014
Net income attributable to common stockholders of Live Nation	$(78.3)	$(186.5)	$(32.5)	$(90.8)
Weighted average common shares outstanding - basic	201,558,084	199,650,877	200,973,485	198,874,019
Adjusted EPS	$(0.39)	$(0.93)	$(0.16)	$(0.46)
Per share impact of accretion of redeemable noncontrolling interests	$(0.08)	$(0.01)	$(0.17)	$(0.03)
Basic net income per common share available to common stockholders of Live Nation	$(0.47)	$(0.94)	$(0.33)	$(0.49)
Adjusted EPS (at Constant Currency)	$(0.35)	$(0.93)	$(0.06)	$(0.46)

Forward-Looking Statements, Non-GAAP Financial Measures and Reconciliations:
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding growth opportunities and demand in the live business, expected advertising adjusted operating income growth levels in 2016, the ongoing shift to mobile devices as the preferred ticket purchasing platform, the positioning of the company’s Ticketmaster marketplace, and the company’s growth prospects and opportunities in 2016 and related plans for increased concert volume, advertising sales and ticket sales and conversion, with strong fan demand. Live Nation wishes to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to operational challenges in achieving strategic objectives and executing on the company’s plans, the risk that the company’s markets do not evolve as anticipated, the potential impact of any economic slowdown and operational challenges associated with selling tickets and staging events.
Live Nation refers you to the documents it files from time to time with the U.S. Securities and Exchange Commission, or SEC, specifically the section titled “Item 1A. Risk Factors” of the company’s most recent Annual Report filed on Form 10-K, and Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. All subsequent written and oral forward-looking statements by or concerning Live Nation are expressly qualified in their entirety by the cautionary statements above. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided herein.
Adjusted Operating Income (Loss), or AOI, is a non-GAAP financial measure that the company defines as operating income (loss) before acquisition expenses (including transaction costs, changes in the fair value of accrued acquisition-related contingent consideration arrangements and acquisition-related severance), depreciation and amortization (including goodwill impairment), loss (gain) on disposal of operating assets and non-cash and certain stock-based compensation expense (including expense associated with grants of certain stock-based awards which were classified as liabilities). The company uses AOI to evaluate the performance of its operating segments. The company believes that information about AOI assists investors by allowing them to evaluate changes in the operating results of the portfolio of the businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. AOI is not calculated or presented in accordance with GAAP. A limitation of the use of AOI as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in the company’s business. Accordingly, AOI should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOI as presented herein may not be comparable to similarly titled measures of other companies.
Adjusted EPS is a non-GAAP financial measure that the company defines as net income (loss) attributable to common stockholders of Live Nation Entertainment, Inc. before the impact of accretion of redeemable noncontrolling interests on a per share (basic) basis. The company uses adjusted EPS to evaluate the performance of its operations separate from required GAAP adjustments related to accretion of redeemable noncontrolling interests required in calculating earnings per share, or EPS, on a reported basis. The company believes that information about adjusted EPS assists investors by allowing them to evaluate the per share impact of reported net income (loss) changes in the results of the business separate from certain non-operational items that affect reported EPS. Adjusted EPS is not calculated or presented in accordance with GAAP. A limitation of adjusted EPS as a performance measure is that it does not reflect the impact of the accretion of redeemable noncontrolling interests that are recorded to additional paid-in-capital. Accordingly, adjusted EPS should be considered in addition to, and not as a substitute for, net income (loss) per common share attributable to common stockholders of Live Nation Entertainment, Inc. and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, adjusted EPS as presented herein may not be comparable to similarly titled measures of other companies.
Constant Currency is a non-GAAP financial measure. For the purpose of determining our constant currency results, we calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior period's currency exchange rates. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations.
Free Cash Flow is a non-GAAP financial measure that the company defines as AOI less maintenance capital expenditures, less net cash interest expense, less cash taxes, less net distributions to noncontrolling interest partners, plus distributions from investments in nonconsolidated affiliates net of contributions to investments in nonconsolidated affiliates. The company uses free cash flow, among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than maintenance capital expenditures. The company believes that information about free cash flow provides investors with an important perspective on the cash available to service debt and make acquisitions. Free cash flow is not calculated or presented in accordance with GAAP. A limitation of the use of free cash flow as a performance measure is that it does not necessarily represent funds available for operations and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, free cash flow should be considered in addition to, and not as a substitute for, operating income (loss) and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash flow as presented herein may not be comparable to similarly titled measures of other companies.
Free Cash is a non-GAAP financial measure that the company defines as cash and cash equivalents less ticketing-related client funds, less event-related deferred revenue, less accrued expenses due to artists and cash collected on behalf of others, plus event-related prepaids. The company uses free cash as a proxy for how much cash it has available to, among other things, optionally repay debt balances, make acquisitions and fund revenue generating capital expenditures. Free cash is not calculated or presented in accordance with GAAP. A limitation of the use of free cash as a performance measure is that it does not necessarily represent funds available from operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash should be considered in addition to, and not as a substitute for, cash and cash equivalents and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash as presented herein may not be comparable to similarly titled measures of other companies.

Reconciliations of Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)
Reconciliation of Adjusted Operating Income (Loss) to Operating Income (Loss)

($ in millions)	Adjusted operating income (loss) constant currency	Foreign exchange impact	Adjusted operating income (loss) reported	Non-cash and stock-based compensation expense	Loss (gain) on disposal of operating assets	Depreciation and amortization	Goodwill impairment	Acquisition expenses	Operating income (loss)

	Three Months Ended December 31, 2015

Concerts	$(46.8)	$3.1	$(49.9)	$1.6	$—	$41.5	$—	$8.6	$(101.6)
Ticketing	102.7	4.9	97.8	0.7	—	58.7	—	—	38.4
Artist Nation	28.4	0.1	28.3	1.2	—	21.0	—	(0.1)	6.2
Sponsorship & Advertising	50.5	2.1	48.4	0.3	—	3.3	—	—	44.8
Other and Eliminations	(0.4)	—	(0.4)	—	—	(0.6)	—	(0.1)	0.3
Corporate	(23.1)	—	(23.1)	4.0	0.3	1.2	—	—	(28.6)
Total Live Nation	$111.3	$10.2	$101.1	$7.8	$0.3	$125.1	$—	$8.4	$(40.5)

	Three Months Ended December 31, 2014

Concerts	$(66.7)	$—	$(66.7)	$1.2	$0.4	$30.2	$117.0	$3.3	$(218.8)
Ticketing	93.7	—	93.7	0.6	0.1	62.4	—	0.6	30.0
Artist Nation	17.9	—	17.9	1.2	—	17.4	18.0	0.2	(18.9)
Sponsorship & Advertising	50.3	—	50.3	0.3	—	1.1	—	—	48.9
Other and Eliminations	0.2	—	0.2	(0.1)	—	(0.5)	—	—	0.8
Corporate	(23.2)	—	(23.2)	4.3	—	0.8	—	0.5	(28.8)
Total Live Nation	$72.2	$—	$72.2	$7.5	$0.5	$111.4	$135.0	$4.6	$(186.8)

	Twelve Months Ended December 31, 2015

Concerts	$68.6	$7.1	$61.5	$7.0	$0.4	$146.8	$—	$12.6	$(105.3)
Ticketing	361.5	15.0	346.5	2.9	—	184.1	—	1.3	158.2
Artist Nation	34.0	0.8	33.2	4.9	0.2	55.0	—	1.3	(28.2)
Sponsorship & Advertising	244.7	14.8	229.9	1.6	—	9.9	—	—	218.4
Other and Eliminations	(2.2)	—	(2.2)	—	—	(2.1)	—	—	(0.1)
Corporate	(90.9)	—	(90.9)	17.0	0.2	3.5	—	—	(111.6)
Total Live Nation	$615.7	$37.7	$578.0	$33.4	$0.8	$397.2	$—	$15.2	$131.4

	Twelve Months Ended December 31, 2014

Concerts	$50.6	$—	$50.6	$6.7	$(2.9)	$115.1	$117.0	$5.2	$(190.5)
Ticketing	326.1	—	326.1	4.1	(1.6)	204.9	—	1.4	117.3
Artist Nation	48.1	—	48.1	9.0	—	43.3	18.0	0.6	(22.8)
Sponsorship & Advertising	213.4	—	213.4	1.4	—	4.3	—	—	207.7
Other and Eliminations	(0.1)	—	(0.1)	—	—	(2.1)	—	—	2.0
Corporate	(83.2)	—	(83.2)	17.8	—	2.6	—	2.9	(106.5)
Total Live Nation	$554.9	$—	$554.9	$39.0	$(4.5)	$368.1	$135.0	$10.1	$7.2

SELECTED CASH FLOW INFORMATION

	Year Ended December 31,
	2015	2014	2013
	(in thousands)
Net cash provided by operating activities	$300,202	$277,273	$431,361
Net cash used in investing activities	(290,985)	(392,158)	(157,552)
Net cash provided by (used in) financing activities	(36,469)	240,864	32,984
Effect of exchange rate changes on cash and cash equivalents	(51,652)	(43,134)	(8,664)
Net increase (decrease) in cash and cash equivalents	(78,904)	82,845	298,129
Cash and cash equivalents at beginning of period	1,382,029	1,299,184	1,001,055
Cash and cash equivalents at end of period	$1,303,125	$1,382,029	$1,299,184